Exhibit 10(b)

                                 August 1, 2001

Thackeray Corporation
509 Madison Avenue
Suite 1714
New York, NY 10022

           RE: Orlando, Florida property - Phase II

Gentlemen:

           Simultaneously with the execution of this letter agreement, affiliates of the undersigned ("Belz") are entering into the Amended and Restated Agreement of Limited Partnership of BT Orlando Limited Partnership ("Phase I Partnership") ("BT Agreement") with an affiliate of Thackeray Corporation ("Thackeray") covering the development of approximately 140 commercial acres of land in Orlando, Florida known as Festival Bay ("Phase I"). This letter agreement pertains to the adjacent 78 acres to be developed as Phase
II. Capitalized terms used herein have the same meaning as defined in the BT Agreement unless otherwise defined herein. This letter agreement supersedes in its entirety that certain letter agreement dated May 20, 1996, as subsequently amended, between the parties hereto.

           The 78 acres involved in Phase II are comprised of approximately 22.5 commercial acres and 55.5 multi-family residential acres. Solely for purposes of this letter agreement, you have placed a value of $1.65 per square foot on the residential acres and $200,000 per acre on the commercial acres, resulting in an approximate value of this 78 acres of $8,489,007, subject to adjustment upon actual survey.

           Belz and Thackeray hereby agree to form a new limited partnership ("Phase II Partnership"), 50% of which will be owned by Thackeray or an affiliate(s) and 50% of which will be owned by Belz or an affiliate(s) (including Lothar Estein in the definition of affiliates). The term Thackeray as used herein shall include Thackeray and its affiliates. The term Belz as used herein shall include Belz and its affiliates. The new limited partnership will develop the 22.5 acres of commercial real estate and the 55.5 acres of multi-family residential real estate. The parties agree that the new limited partnership agreement will contain the same provisions as those in the original partnership agreement for the Phase I Partnership ("Original Partnership Agreement") dated May 20, 1996 (except for the 50%-50% ownership referenced above), subject to adjustment to reflect the land and timing differentials, and


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with an affiliate of Belz acting as Administrative General Partner and agreeing to use its best efforts to develop the respective portions of Phase II. Thackeray will contribute the 22.5 and 55.5 acres to the Phase II Partnership as Preferred Partnership Capital, at Gross Asset Values of $4,500,000 and $3,987,007, respectively (as adjusted upon actual survey), with the same 9% Cumulative Preferred Return as in the Original Partnership Agreement, commencing to accrue upon transfer of the respective acreage to the partnership. The respective 22.5 and 55.5 acre tracts of land (or such portions thereof as are being developed) will be transferred to the Phase II Partnership simultaneously with closing of the respective construction loans thereon. The parties agree to act in good faith and use their best efforts to complete this new partnership agreement within two (2) months after agreement upon plans and budgets as set forth below.

           The commencement date ("Commencement Date") for the new partnership agreement will be the date of completion of Festival Bay Shopping Center (deemed to be the date upon which the City of Orlando issues certificates of occupancy for the stores within the property which have leases in existence at the closing of the 2001 Financing). Neither the commercial acres nor the residential acres will be transferred to the Phase II Partnership (and this letter agreement shall terminate and be of no further force or effect) unless Belz and Thackeray agree upon conceptual construction plans, an overall development plan and a development budget for Phase II (such plans and budget to be prepared and presented by Belz) on or before June 30, 2003, agreement to which shall not be unreasonably withheld.

           Neither the commercial acres nor the residential acres will be transferred to the Phase II Partnership (and this letter agreement shall terminate and be of no further force or effect) if Festival Bay Shopping Center is not completed (as defined above) by December 31, 2003.

           Neither the commercial acres nor the residential acres will be transferred to the Phase II Partnership (and this letter agreement shall terminate and be of no further force or effect) if said Partnership fails for any reason to secure and close construction financing for both the new commercial project and the new residential project within twelve (12) months from the Commencement Date. For the purposes of the foregoing sentence, construction financing must be in an amount sufficient to fully fund the amount agreed upon in the aforementioned development budget. However, if construction financing for at least 33% of the residential acreage is obtained and closed within twelve (12) months of the Commencement Date, the twelve (12) month period



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(with respect to the remaining residential acreage and upon request of Belz) may be extended for an additional six (6) months; however, there is no extension right as to the requirement for closing of construction financing for the commercial acreage. At the end of the six (6) month extension, if construction financing for more than 66% of the residential acreage is obtained and closed within eighteen (18) months of completion of the Commitment Date, an additional six (6) months shall be granted to close construction financing for the remainder of the residential acreage.

           Please execute a copy of this letter agreement to constitute your agreement to the above and upon such execution and return to us, this letter agreement shall constitute the binding agreement of the parties hereto. This letter agreement may be executed in counterparts.



                                  Very truly yours,

                                  BELZ INVESTCO GP

                                  By: URCO, Inc. its Managing Partner

                                  By:
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AGREED:


THACKERAY CORPORATION

By:
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